Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 20, 2024, relating to the consolidated financial statements of Gouverneur Bancorp, Inc. for the two years ended September 30, 2024, which appear in the Annual Report on Form 10-K of Gouverneur Bancorp, Inc.

/s/ Bonadio & Co., LLP

Pittsford, New York

February 20, 2025